Exhibit 99.1

January 18, 2016

Surgical Care Affiliates, Inc. Announces Transition of Director

DEERFIELD, Illinois, January 18, 2016 – Surgical Care Affiliates, Inc. (“SCA”) announced today that Curtis S. Lane is transitioning off its Board of Directors, effective February 29, 2016. Mr. Lane is Senior Managing Director of MTS Health Investors (“MTS”), a merchant banking firm focused on healthcare. An affiliate of MTS invested in SCA as part of the 2007 private equity buy-out and has subsequently sold its investment since SCA’s initial public offering in 2013.

“We are grateful to Curtis for his service on the SCA board for the past eight years,” said Andrew Hayek, Chairman and Chief Executive Officer of SCA. “Curtis has extensive knowledge of the healthcare space, and he has been a great resource to the board and to the management team through each stage of our development.”

“I have enjoyed my service on the SCA board since 2007, including developing the team and strategy that has led to great success and the IPO of the company two years ago,” said Mr. Lane. “I wish the team continued success in the years to come.”

About Surgical Care Affiliates, Inc.

SCA (NASDAQ:SCAI) partners with physicians, health systems and health plans across the country to develop and operate surgical facilities. As of September 30, 2015, SCA operated 194 surgical facilities, including ambulatory surgery centers and surgical hospitals, in partnership with approximately 2,600 physicians. For more information on SCA, visit www.scasurgery.com.

CONTACT:

Tom De Weerdt

Executive Vice President & Chief Financial Officer

Surgical Care Affiliates

(847) 267-3502

tom.deweerdt@scasurgery.com

Leslie Wachsman

Vice President, Finance

Surgical Care Affiliates

(847) 267-9823

leslie.wachsman@scasurgery.com

Source: Surgical Care Affiliates